UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

June 25, 2014

Date of Report (Date of earliest event reported)

PennantPark Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00736	20-8250744
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 15th Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

212-905-1000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 25, 2014, PennantPark Investment Corporation (the “Company”) entered into an amended and restated, multi-currency, senior secured revolving credit facility (the “Credit Facility”) with certain lenders, which increased the size of the Credit Facility from $445 million to $545 million and reduced the cost to LIBOR plus 225, from LIBOR plus 275. SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC acted as joint lead arrangers and joint book runners, SunTrust Bank will serve as administrative agent for each of the lenders and JPMorgan Chase Bank, N.A. acted as syndication agent of the Credit Facility. The Credit Facility contains an accordion feature whereby it can be expanded to $700 million if certain conditions are satisfied.

Pricing is set at LIBOR, plus 225 basis points with a 37.5 basis point unused commitment fee. The Credit Facility has a five-year maturity, with a one-year term out period following its fourth year. The Credit Facility is secured by substantially all of the assets of the Company excluding assets held by either PennantPark SBIC LP or PennantPark SBIC II LP, which are our small business investment company subsidiaries. Consistent with our prior credit facility, the Credit Facility includes customary covenants, including minimum asset coverage and minimum equity.

The documents governing the Credit Facility contain affirmative and restrictive covenants, including: (a) periodic financial reporting requirements, (b) maintenance of a minimum shareholders’ equity of the sum of (1) $245.2 million plus (2) 25% of the net proceeds from the sale of equity interests in the Company and its subsidiaries after the effective date (other than proceeds from the sale of equity interests by and among the Company and its subsidiaries), (c) maintenance of an asset coverage ratio of not less than 2.0:1.0, (d) maintenance of minimum liquidity standards, (e) limitations on the incurrence of additional indebtedness, (f) limitations on liens, (g) limitations on fundamental corporate changes, (h) limitations on investments, (i) limitations on payments and distributions, (j) limitations on transactions with affiliates, (k) limitations on engaging in business not contemplated by the Company’s investment objectives, (l) limitations on the creation or existence of agreements that prohibit liens on properties of the Company and its subsidiaries and (m) limitations on the ability to modify long-term indebtedness. In addition to the asset coverage ratio described in clause (c) of the preceding sentence, borrowings under the Credit Facility (and the incurrence of certain other permitted debt) will be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Company’s portfolio. The Credit Facility also includes certain customary events of default, including the failure to make timely payments of principal and interest, the occurrence of a change in control and the failure by the Company to materially perform under the operative agreements governing the Credit Facility, which would permit the lenders to accelerate repayment under the Credit Facility.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to the Credit Facility agreement which is filed as Exhibit 99.2.

A press release announcing the entry into the Credit Facility is furnished as Exhibit 99.1 to this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements:

None

(b) Pro forma financial information:

None

(c) Shell company transactions:

None

(d) Exhibits

99.1	Press Release of PennantPark Investment Corporation dated June 30, 2014.

99.2	Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of June 25, 2014, among PennantPark Investment Corporation, the lenders party thereto and SunTrust Bank, as administrative agent for the lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PennantPark Investment Corporation
(Registrant)

Dated: June 30, 2014	By:	/s/ Aviv Efrat
Aviv Efrat Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of PennantPark Investment Corporation dated June 30, 2014

99.2	Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of June 25, 2014, among PennantPark Investment Corporation, the lenders party thereto and SunTrust Bank, as administrative agent for the lenders